UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

CONTINENTAL RESOURCES GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	26-1657084
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

3266 W. Galveston Drive #101 Apache Junction, AZ 95120 (Address of principal executive offices, including Zip Code) Securities to be registered pursuant to Section 12(b) of the Act:

Securities to be registered pursuant to Section 12(b) of the Act: None

If this form relates the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities to be registered pursuant to Section 12(g) of the Act: Common stock, par value $0.0001 per share.

Item 1. Description of Registrant's Securities to be Registered.

COMMON STOCK

This registration statement relates to the common stock, par value $0.0001 per share (the “Common Stock”), of Continental Resources Group, Inc. (the “Registrant”).

The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders.  Holders of a majority of the shares of Common Stock voting for the election of directors can elect all of the directors.  Holders of the Registrant’s Common Stock representing a majority of the voting power of the Registrant’s capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders.  A vote by the holders of a majority of the Registrant’s outstanding shares is required to effectuate certain fundamental corporate changes such as a merger or an amendment to the Registrant’s certificate of incorporation.

The holders of Common Stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available.  In the event of our liquidation or dissolution, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities.  Holders of Common Stock have no preemptive or other subscription rights and no right to convert their Common Stock into any other securities.  The rights, preferences and privileges of holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the Registrant’s Board of Directors.

Item 2. Exhibits.

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation (Incorporated by reference to our Current Report on Form 8-K, filed with the SEC on December 24, 2009).
3.2	Amended and Restated By-Laws (Incorporated herein by reference to our Current Report on Form 8-K filed on June 30, 2011).
3.3	Certificate of Ownership and Merger (Incorporated herein by reference to our Current Report on Form 8-K filed on June 30, 2011).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CONTINENTAL RESOURCES GROUP, INC.

Date: August 21, 2012	By:	/s/ Joshua Bleak
Joshua Bleak
Chief Executive Officer